CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$4,828,000	$189.74

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $306,318.27 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-117770) filed by JPMorgan Chase & Co. on July 30, 2004, and have been carried forward, of which $189.74 offset against the registration fee due for this offering and of which $306,128.53 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 1420 To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 133-I dated April 25, 2008	Registration Statement No. 333-130051 Dated July 18, 2008 Rule 424(b)(2)

Structured Investments	JPMorgan Chase & Co. $4,828,000 Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Basket Stocks due August 5, 2010

General

  The notes are designed for investors who seek a return of three times the appreciation of an equally weighted basket of 10 common stocks up to a maximum total return on the notes of 41.25% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines, be willing to lose some or all of their principal.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing August 5, 2010†.
  Minimum denominations of $20,000 and integral multiples of $1,000 in excess thereof.
  The notes priced on July 18, 2008 and are expected to settle on or about July 23, 2008.

Key Terms

Basket:

The Basket consists of 10 common stocks (each, a “Basket Stock” and collectively, the “Basket Stocks”). The Basket Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.

Upside Leverage Factor:	3
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by three, subject to the Maximum Total Return on the notes of 41.25%. For example, if the Basket Return is more than 13.75%, you will receive the Maximum Total Return on the notes of 41.25%, which entitles you to a maximum payment at maturity of $1,412.50 for every $1,000 principal amount note that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:

$1,000 + ($1,000 x Basket Return x 3)

Your investment will be fully exposed to any decline in the Basket. If the Ending Basket Level declines from the Starting Basket Level, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level. Accordingly, if the Basket Return is negative, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
You will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date, which was July 18, 2008.
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on the five Ending Averaging Dates.
Basket Closing Level:	For each of the Ending Averaging Dates, the Basket Closing Level will be calculated as follows:
100 x [1 + the sum of the Stock Returns of each Basket Stock on the relevant Ending Averaging Date x (1/10)]
Stock Return:	With respect to each Basket Stock, on each of the Ending Averaging Dates:
Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the pricing date as set forth under “The Basket” in this pricing supplement.
Final Share Price:

With respect to each Basket Stock, on each of the Ending Averaging Dates, the closing price of one share of such Basket Stock on such day times the Stock Adjustment Factor for such Basket Stock on such day.

Stock Adjustment Factor:

With respect to each Basket Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 133-I for further information.

Ending Averaging Dates†:	July 27, 2010, July 28, 2010, July 29, 2010, July 30, 2010 and August 2, 2010
Maturity Date†:	August 5, 2010
CUSIP:	48123LGT5
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 133-I.

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 133-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$1,000	$25	$975

Total	$4,828,000	$120,700	$4,707,300

(1)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $25.00 per $1,000 principal amount note and will use a portion of that commission to pay selling concessions to other affiliated dealers of $12.50 per $1,000 principal amount note. See “Underwriting” beginning on page PS-34 of the accompanying product supplement no. 133-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. The aggregate amount of these fees will be $25.00 per $1,000 principal amount note.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

July 18, 2008

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 133-I dated April 25, 2008. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated July 14, 2008 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 133-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 133-I dated April 25, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208002225/e31364_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company, ” “we,” “us” or “our” refers to JPMorgan Chase & Co.

The Basket

The Basket Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth below:

Ticker Symbol	Basket Stock	Exchange	Stock Weighting	Initial Share Price

MMM	3M Company	NYSE	1/10	$68.94
CAT	Caterpillar Inc.	NYSE	1/10	$70.89
GLW	Corning Incorporated	NYSE	1/10	$20.20
DOV	Dover Corporation	NYSE	1/10	$49.05
ETN	Eaton Corporation	NYSE	1/10	$72.92
FLEX	Flextronics International Ltd.	NASDAQ	1/10	$9.39
COL	Rockwell Collins, Inc.	NYSE	1/10	$46.79
TXT	Textron Inc.	NYSE	1/10	$41.60
TYC	Tyco International Ltd.	NYSE	1/10	$41.29
UTX	United Technologies Corporation	NYSE	1/10	$64.09

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Basket Stocks	PS-1

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Maximum Total Return on the notes of 41.25%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return

180.00	80.00%	41.25%
165.00	65.00%	41.25%
150.00	50.00%	41.25%
140.00	40.00%	41.25%
130.00	30.00%	41.25%
120.00	20.00%	41.25%
113.75	13.75%	41.25%
110.00	10.00%	30.00%
105.00	5.00%	15.00%
102.50	2.50%	7.50%
101.00	1.00%	3.00%
100.00	0.00%	0.00%
95.00	-5.00%	-5.00%
90.00	-10.00%	-10.00%
85.00	-15.00%	-15.00%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 3 does not exceed the Maximum Total Return of 41.25%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (5% x 3)] = $1,150

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120. Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100 and the Basket Return of 20% multiplied by 3 exceeds the Maximum Total Return of 41.25%, the investor receives a payment at maturity of $1,412.50 per $1,000 principal amount note, the maximum payment on the notes.

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80. Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the Basket Return is negative and the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -20%) = $800

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Basket Stocks	PS-2

Selected Purchase Considerations

  APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by three, up to the Maximum Total Return on the notes of 41.25%, or $1,412.50 for every $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 10 BASKET STOCKS — The return on the notes is linked to the performance of an equally weighted Basket, which consists of 10 Basket Stocks. These Basket Stocks are the common stocks of 3M Company, Caterpillar Inc., Corning Incorporated, Dover Corporation, Eaton Corporation, Flextronics International Ltd., Rockwell Collins, Inc., Textron Inc., Tyco International Ltd. and United Technologies Corporation.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 133-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 133-I dated April 25, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of 41.25%, regardless of the appreciation in the Basket, which may be significant.
  CHANGES IN THE VALUE OF THE BASKET STOCKS MAY OFFSET EACH OTHER — The notes are linked to a weighted Basket consisting of 10 Basket Stocks. Price movements in the Basket Stocks may not correlate with each other. At a time when the value of some of the Basket Stocks increase, the value of other Basket Stocks may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of some of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Stocks.
  NO OWNERSHIP RIGHTS IN THE BASKET STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Basket Stocks, such as voting rights or dividend payments. In addition, the issuers of the Basket Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Basket Stocks and the notes.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Basket Stocks	PS-3
  NO AFFILIATION WITH THE BASKET STOCK ISSUERS — We are not affiliated with the issuers of the Basket Stocks. We assume no responsibility for the adequacy of the information about the Basket Stock issuers contained in this pricing supplement. You should make your own investigation into the Basket Stocks and their issuers. We are not responsible for the Basket Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Basket Stock issuers, including extending loans to, or making equity investments in, such Basket Stock issuers or providing advisory services to such Basket Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Stock issuers and these reports may or may not recommend that investors buy or hold the Basket Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Basket Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE BASKET STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Stocks or instruments related to one or more of the Basket Stocks. We or our affiliates may also trade in the Basket Stocks or instruments related to either or both of the Basket Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
  ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for each Basket Stock to reflect certain events affecting such Basket Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Basket Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 133-I for further information.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the closing price of the Basket Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility in the Basket Stocks;
    the time to maturity of the notes;
    the dividend rates paid on the Basket Stocks;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory or judicial events;
    the occurrence of certain events affecting the issuer(s) of the Basket Stock(s) that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Basket Stocks	PS-4

The Basket Stocks

Public Information

All information contained herein on the Basket Stocks and on the Basket Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Basket Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Basket Stocks” beginning on page PS-18 of the accompanying product supplement no. 133-I for more information.

Historical Information of the Basket Stocks and the Basket

The graphs contained in this pricing supplement set forth the historical performance of the Basket Stocks as well as the Basket as a whole based on the weekly closing prices (in U.S. dollars) of the Basket Stocks from January 3, 2003 through July 18, 2008. The graph of the historical Basket performance assumes the Basket Closing Level on January 3, 2003 was 100 and the Stock Weightings were as specified under “The Basket” in this pricing supplement. We obtained the closing prices and other market information in this pricing supplement from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of each Basket Stock, the price of such Basket Stock has experienced significant fluctuations. The historical performance of each Basket Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Basket Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of each Basket Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Basket Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Basket Stock.

3M Company (“3M”)

According to its publicly available filings with the SEC, 3M is a diversified technology oriented company which develops, manufactures and markets products in the following business segments: industrial and transportation; health care; display and graphics; consumer and office; safety, security and protection services; and electro and communications. The common stock of 3M, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of 3M in the accompanying product supplement no. 133-I. 3M’s SEC file number is 001-03285.

Historical Information of the Common Stock of 3M

The following graph sets forth the historical performance of the common stock of 3M based on the weekly closing price (in U.S. dollars) of the common stock of 3M from January 3, 2003 through July 18, 2008. The closing price of the common stock of 3M on July 18, 2008 was $68.94.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Basket Stocks	PS-5

Caterpillar Inc. (“Caterpillar”)

According to its publicly available filings with the SEC, Caterpillar designs, manufactures, markets and sells construction, mining and forestry machinery, offers logistics services for other companies, and designs, manufactures, remanufactures, maintains and services rail-related products. Caterpillar also designs, manufactures, markets and sells engines for Caterpillar machinery; electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. In addition, Caterpillar provides financing and insurance to customers and dealers and invests in independent power projects using Caterpillar power generation equipment and services. The common stock of Caterpillar, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Caterpillar in the accompanying product supplement no. 133-I. Caterpillar’s SEC file number is 001-00768.

Historical Information of the Common Stock of Caterpillar

The following graph sets forth the historical performance of the common stock of Caterpillar based on the weekly closing price (in U.S. dollars) of the common stock of Caterpillar from January 3, 2003 through July 18, 2008. The closing price of the common stock of Caterpillar on July 18, 2008 was $70.89.

Corning Incorporated (“Corning”)

According to its publicly available filings with the SEC, Corning is a global, technology-based corporation that operates in four business segments: display technologies, telecommunications, environmental technologies and life sciences. The common stock of Corning, par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Corning in the accompanying product supplement no. 133-I. Corning’s SEC file number is 001-03247.

Historical Information of the Common Stock of Corning

The following graph sets forth the historical performance of the common stock of Corning based on the weekly closing price (in U.S. dollars) of the common stock of Corning from January 3, 2003 through July 18, 2008. The closing price of the common stock of Corning on July 18, 2008 was $20.20.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Basket Stocks	PS-6

Dover Corporation (“Dover”)

According to its publicly available filings with the SEC, Dover owns and operates a global portfolio of companies which manufacture and provide innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. The common stock of Dover, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Dover in the accompanying product supplement no. 133-I. Dover’s SEC file number is 001-04018.

Historical Information of the Common Stock of Dover

The following graph sets forth the historical performance of the common stock of Dover based on the weekly closing price (in U.S. dollars) of the common stock of Dover from January 3, 2003 through July 18, 2008. The closing price of the common stock of Dover on July 18, 2008 was $49.05.

Eaton Corporation (“Eaton”)

According to its publicly available filings with the SEC, Eaton is a diversified industrial manufacturer of electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. The common shares of Eaton, par value $0.50 per share (which we refer to as the "common stock of Eaton"), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Eaton in the accompanying product supplement no. 133-I.Eaton’s SEC file number is 001-01396.

Historical Information of the Common Stock of Eaton

The following graph sets forth the historical performance of the common stock of Eaton based on the weekly closing price (in U.S. dollars) of the common stock of Eaton from January 3, 2003 through July 18, 2008. The closing price of the common stock of Eaton on July 18, 2008 was $72.92.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Basket Stocks	PS-7

Flextronics International Ltd. (“Flextronics”)

According to its publicly available filings with the SEC, Flextronics is a global provider of vertically-integrated advanced design and electronics manufacturing services to original equipment manufacturers in various markets including: infrastructure, mobile communication devices, computing, automotive and medical devices. The common stock of Flextronics, no par value, is listed on The NASDAQ Stock Market LLC, which we refer to as the Relevant Exchange for purposes of Flextronics in the accompanying product supplement no. 133-I. Flextronics’s SEC file number is 000-23354.

Historical Information of the Common Stock of Flextronics

The following graph sets forth the historical performance of the common stock of Flextronics based on the weekly closing price (in U.S. dollars) of the common stock of Flextronics from January 3, 2003 through July 18, 2008. The closing price of the common stock of Flextronics on July 18, 2008 was $9.39.

Rockwell Collins, Inc. (“Rockwell Collins”)

According to its publicly available filings with the SEC, Rockwell Collins, provides design, production and support of communications and aviation electronics for military and commercial customers worldwide. Rockwell Collins also provides equipment repair and overhaul services, parts servicing, training and technical information services. The common stock of Rockwell Collins, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Rockwell Collins in the accompanying product supplement no. 133-I. Rockwell Collins’ SEC file number is 001-16445.

Historical Information of the Common Stock of Rockwell Collins

The following graph sets forth the historical performance of the common stock of Rockwell Collins based on the weekly closing price (in U.S. dollars) of the common stock of Rockwell Collins from January 3, 2003 through July 18, 2008. The closing price of the common stock of Rockwell Collins on July 18, 2008 was $46.79.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Basket Stocks	PS-8

Textron Inc. (“Textron”)

According to its publicly available filings with the SEC, Textron is a multi-industry company that leverages its global network of aircraft, industrial and finance businesses to provide innovative solutions and services around the world. The common stock of Textron, par value $0.125 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Textron in the accompanying product supplement no. 133-I. Textron’s SEC file number is 001-05480.

Historical Information of the Common Stock of Textron

The following graph sets forth the historical performance of the common stock of Textron based on the weekly closing price (in U.S. dollars) of the common stock of Textron from January 3, 2003 through July 18, 2008. The closing price of the common stock of Textron on July 18, 2008 was $41.60.

Tyco International Ltd. (“Tyco”)

According to its publicly available filings with the SEC, Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. The common shares of Tyco, par value $0.80 per share (which we refer to as the “common stock of Tyco”), are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Tyco in the accompanying product supplement no. 133-I. Tyco’s SEC file number is 001-13836.

Historical Information of the Common Stock of Tyco

The following graph sets forth the historical performance of the common stock of Tyco based on the weekly closing price (in U.S. dollars) of the common stock of Tyco from January 3, 2003 through July 18, 2008. The closing price of the common stock of Tyco on July 18, 2008 was $41.29.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Basket Stocks	PS-9

United Technologies Corporation (“United Technologies”)

According to its publicly available filings with the SEC, United Technologies provides high technology products and services to the building systems and aerospace industries worldwide, including the following segments: elevators and escalators, residential, commercial and industrial heating, fire and special hazard detection systems and commercial, general aviation and military aircraft engines. The common stock of United Technologies, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of United Technologies in the accompanying product supplement no. 133-I. United Technologies’ SEC file number is 001-00812.

Historical Information of the Common Stock of United Technologies

The following graph sets forth the historical performance of the common stock of United Technologies based on the weekly closing price (in U.S. dollars) of the common stock of United Technologies from January 3, 2003 through July 18, 2008. The closing price of the common stock of United Technologies on July 18, 2008 was $64.09.

Historical Information of the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from January 3, 2003 through July 18, 2008. The following graph assumes the Basket Closing Level on January 3, 2008 was 100 and the Stock Weightings were as specified under “The Basket” in this pricing supplement.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Basket Stocks	PS-10